MDU Resources Reports Third Quarter Earnings and Increases Earnings Guidance

BISMARCK, N.D. – Oct. 30, 2009 – MDU Resources Group, Inc. (NYSE:MDU) today reported third quarter financial results, with consolidated earnings of $92.4 million, or 50 cents per common share, compared to $118.2 million, or 64 cents per common share for the third quarter of 2008.

“We had a very good third quarter, particularly when you consider the fact that natural gas and oil prices were substantially lower than a year ago,” said Terry D. Hildestad, president and chief executive officer of MDU Resources.

Consolidated earnings for the nine months ended Sept. 30, excluding a first quarter noncash charge related to low natural gas and oil prices, were $188.0 million or $1.02 per share, compared to $304.4 million or $1.66 per share for the first nine months of 2008. Results for the nine months ended Sept. 30, 2009 including the noncash charge were a loss of $196.4 million or $1.07 per share.

“Based on our first three quarters, we are increasing our 2009 earnings guidance,” Hildestad said. “Our businesses are providing us with record levels of operating cash flow and a healthy balance sheet. Like most businesses, we see the effects of a weak economy. However, with our diversified business strategy and aggressive cost management, we are well positioned for growth as the economy recovers.”

Highlights for Third Quarter 2009

•	Consolidated earnings of 50 cents per common share.
•	Record cash flows from operations of $629 million year-to-date.
•	Solid balance sheet with equity of 63% of total capital.
•
Increases earnings guidance for 2009 to $1.25 to $1.40 per common share, excluding a first quarter noncash charge of $384.4 million after-tax. (Including the noncash charge, guidance for 2009 is a loss of 67 cents to 82 cents per common share.)

The construction materials and contracting business increased earnings by 42 percent to $47.5 million for the quarter compared to last year. The growth reflects higher volumes and margins for asphalt and liquid asphalt oil, higher margins for aggregates, and realization of continued cost reduction strategies. This business also benefited from work funded by federal stimulus money.

The natural gas and oil production business reported earnings of $24.4 million. This reflects average realized natural gas prices that were 34 percent lower than during the same period in 2008, and average realized oil prices that were 47 percent lower. The decrease also reflects lower natural gas production, which was anticipated as a result of the company’s reduced drilling activity. Oil production, primarily in North Dakota’s Bakken play, was up 11 percent.

Earnings at the pipeline and energy services business increased to $10.6 million, an increase of $4.9 million over last year. The increase was largely driven by higher storage service revenues and increased volumes transported to storage. In August, the company completed a 75 million cubic feet per day expansion of the Grasslands Pipeline, and acquired the assets of Total Corrosion Solutions, a full-service cathodic protection company.

Earnings at the utility business were $800,000. The natural gas operation’s third quarter normal seasonal loss included Intermountain Gas Company, which was acquired in October 2008. Reductions in ongoing operation and maintenance expenses have more than offset costs incurred in the company’s efforts to fully integrate the operations of its four utility companies.

The construction services business reported earnings of $7.3 million. The results reflect lower construction workloads, partially offset by cost-control measures. The company’s Rocky Mountain Contractors unit, which has been selected as EPC (Engineering, Procurement and Construction) contractor for the Montana Alberta Tie Line (MATL), expects shortly to receive an authorization to start work on the design phase of the 214-mile 230 kV transmission line that will interconnect the electricity markets of Alberta, Canada and Montana.

The company will host a webcast at 1 p.m. EDT today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The dial-in number for audio replay is (800) 642-1687 or for international callers, (706) 645-9291, conference ID 32816963.

MDU Resources Group, Inc., a Fortune 500 company and a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business: utility resources, energy and construction materials. MDU Resources includes electric and natural gas utilities, construction services, natural gas and oil production, natural gas pipelines and energy services, and construction materials and contracting. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057
Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700

Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

Business Line	Earnings Third Quarter 2009 (In Millions)	Earnings Third Quarter 2008 (In Millions)
Construction Materials and Contracting	$47.5	$33.6
Energy
Natural gas and oil production	24.4	57.5
Pipeline and energy services	10.6	5.7
Utility Resources
Electric and natural gas utilities	.8	3.4
Construction services	7.3	16.3
Other	1.8	1.7
Earnings on common stock	$92.4	$118.2

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•
Earnings per common share for 2009, diluted, are projected in the range of $1.25 to $1.40 excluding a $384.4 million after-tax noncash charge related to low natural gas and oil prices. (Including the first quarter noncash charge, guidance for 2009 is a loss of 67 cents to 82 cents per common share.)

•	The company has issued a total of approximately $63 million of common stock year-to-date through an equity distribution program. No additional equity issuances are planned for 2009.
•
While 2009 earnings per share are projected to decline compared to 2008 earnings, long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.

•	Estimated capital expenditures for 2009 are approximately $460 million.
•
The company intends to participate with ITC Holdings Corp. in developing the Green Power Express project, a 3,000-mile transmission line that would transport renewable energy from wind-rich Plains states to major metropolitan markets.

Construction Materials and Contracting

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Dollars in millions)
Operating revenues	$622.0	$620.0	$1,194.9	$1,248.7
Operating expenses:
Operation and maintenance	506.6	524.0	1,004.6	1,085.3
Depreciation, depletion and amortization	23.4	25.8	71.2	76.7
Taxes, other than income	11.5	11.6	28.8	31.1
	541.5	561.4	1,104.6	1,193.1
Operating income	80.5	58.6	90.3	55.6
Earnings	$47.5	$33.6	$47.8	$25.2

Sales (000's):
Aggregates (tons)	9,345	11,100	19,016	24,060
Asphalt (tons)	3,443	2,890	5,161	4,538
Ready-mixed concrete (cubic yards)	1,021	1,244	2,322	2,907

The construction materials and contracting segment reported third quarter earnings of $47.5 million, compared to $33.6 million for the same period in 2008. The increase reflects higher liquid asphalt oil volumes and margins, higher asphalt volumes and margins and higher aggregate margins. Lower selling, general and administrative costs, largely related to cost-reduction measures, also contributed to the earnings increase. Partially offsetting the increases were lower aggregate and ready-mixed concrete volumes.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company expects 2009 earnings to be higher than 2008 as it continues a strong emphasis on cost containment. In addition, the company is well positioned to take advantage of government stimulus spending on transportation infrastructure.

•
Work backlog as of Sept. 30 was approximately $494 million, compared to $557 million at Sept. 30, 2008. The backlog includes several public works projects. Although public project margins tend to be somewhat lower than private construction related work, the company anticipates significant contributions to revenue from an increase in public works volume.

•	As the country’s 8th largest aggregate producer, the company will continue to strategically manage its 1.1 billion tons of aggregate reserves in its markets.

Energy
Natural Gas and Oil Production
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$67.3	$121.1	$218.2	$379.1
Oil	42.1	72.0	102.1	198.7
Other	-	.1	-	.1
	109.4	193.2	320.3	577.9
Operating expenses:
Purchased natural gas sold	-	-	-	.1
Operation and maintenance:
Lease operating costs	16.3	21.0	54.2	58.5
Gathering and transportation	6.1	6.6	18.3	18.5
Other	7.9	10.5	29.0	33.1
Depreciation, depletion and amortization	29.1	44.5	101.9	125.5
Taxes, other than income:
Production and property taxes	8.1	15.5	21.2	45.4
Other	.1	.2	.6	.7
Write-down of natural gas and oil properties	-	-	620.0	-
	67.6	98.3	845.2	281.8
Operating income (loss)	41.8	94.9	(524.9)	296.1
Earnings (loss)	$24.4	$57.5	$(328.2)	$179.8

Production:
Natural gas (MMcf)	13,657	16,188	43,355	49,280
Oil (MBbls)	807	729	2,320	2,067
Total Production (MMcfe)	18,502	20,566	57,277	61,684
Average realized prices (including hedges):
Natural gas (per Mcf)	$4.93	$7.48	$5.03	$7.69
Oil (per barrel)	$52.13	$98.61	$44.00	$96.09
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$2.34	$7.84	$2.82	$8.02
Oil (per barrel)	$55.00	$99.60	$45.42	$97.01
Average depreciation, depletion and amortization rate, per equivalent Mcf	$1.47	$2.10	$1.69	$1.97
Production costs, including taxes, per equivalent Mcf:
Lease operating costs	$.88	$1.02	$.95	$.95
Gathering and transportation	.33	.32	.32	.30
Production and property taxes	.43	.75	.37	.73
	$1.64	$2.09	$1.64	$1.98

The natural gas and oil production segment reported quarterly earnings of $24.4 million, compared to $57.5 million in 2008. The decrease reflects 34 percent lower average realized natural gas prices and 47 percent lower average realized oil prices, as well as lower combined natural gas and oil production volumes. These decreases were partially offset by lower depreciation, depletion and amortization expense, lower production taxes, decreased lease operating expenses, as well as lower general and administrative expenses.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company expects to spend approximately $200 million in capital expenditures for 2009 and expects its combined natural gas and oil production to be 7 percent to 10 percent lower than 2008 levels.
•
In September, the company monetized its non-strategic northern acreage in the North Dakota Bakken play, selling approximately 45,000 net acres of leaseholds. Continued development of its more prolific southern Bakken acreage, totaling 16,000 net acres, and further testing of the underlying Three Forks Sanish formation, is planned. The company is seeking opportunities to expand its acreage in the Bakken play.

•	Earnings guidance reflects estimated natural gas prices for November and December as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$4.25 to $4.75
NYMEX	$4.50 to $5.00
CIG	$3.75 to $4.25
•	Earnings guidance reflects estimated NYMEX crude oil prices for November and December in the range of $63 to $68 per barrel.
•
For the last three months of 2009, the company has hedged approximately 45 percent to 50 percent of its estimated natural gas production and 30 percent to 35 percent of its estimated oil production. For 2010, the company has hedged approximately 35 percent to 40 percent of its estimated natural gas production and 35 percent to 40 percent of its estimated oil production. For 2011, the company has hedged less than 5 percent of its estimated natural gas production. The hedges that are in place as of Oct. 29 are summarized in the following chart:

Commodity	Type	Index*	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price (Per MMBtu/Bbl)
Natural Gas	Swap	HSC	10/09 - 12/09	625,600	$8.16
Natural Gas	Collar	Ventura	10/09 - 12/09	368,000	$7.90-$8.54
Natural Gas	Collar	Ventura	10/09 - 12/09	1,104,000	$8.25-$8.92
Natural Gas	Swap	Ventura	10/09 - 12/09	920,000	$9.02
Natural Gas	Collar	CIG	10/09 - 12/09	920,000	$6.50-$7.20
Natural Gas	Swap	CIG	10/09 - 12/09	230,000	$7.27
Natural Gas	Collar	NYMEX	10/09 - 12/09	460,000	$8.75-$10.15
Natural Gas	Swap	Ventura	10/09 - 12/09	920,000	$9.20
Natural Gas	Collar	NYMEX	10/09 - 12/09	920,000	$11.00-$12.78
Natural Gas	Swap	HSC	1/10 - 12/10	1,606,000	$8.08
Natural Gas	Swap	NYMEX	1/10 - 12/10	3,650,000	$6.18
Natural Gas	Swap	NYMEX	1/10 - 12/10	1,825,000	$6.40
Natural Gas	Collar	NYMEX	1/10 - 12/10	1,825,000	$5.63-$6.00
Natural Gas	Swap	NYMEX	1/10 - 12/10	1,825,000	$5.855
Natural Gas	Swap	NYMEX	1/10 - 12/10	1,825,000	$6.045
Natural Gas	Swap	NYMEX	1/10 - 12/10	1,825,000	$6.045
Natural Gas	Swap	CIG	1/10 - 12/10	3,650,000	$5.03
Natural Gas	Collar	NYMEX	1/10 - 3/11	2,275,000	$5.62-$6.50
Natural Gas	Swap	HSC	1/11 - 12/11	1,350,500	$8.00
Crude Oil	Swap	NYMEX	10/09 - 12/09	138,000	$57.02
Crude Oil	Collar	NYMEX	10/09 - 12/09	92,000	$54.00-$60.00
Crude Oil	Collar	NYMEX	1/10 - 12/10	365,000	$60.00-$75.00
Crude Oil	Swap	NYMEX	1/10 - 12/10	365,000	$73.20
Crude Oil	Collar	NYMEX	1/10 - 12/10	365,000	$70.00-$86.00
Natural Gas	Basis	NYMEX to Ventura	10/09 - 12/09	920,000	$0.61
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	3,650,000	$0.25
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	912,500	$0.245
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	4,562,500	$0.25
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	1,825,000	$0.225
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	912,500	$0.23
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	2,737,500	$0.23
Natural Gas	Basis	NYMEX to Ventura	1/11 - 3/11	450,000	$0.135

*
Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system; HSC is the Houston Ship Channel hub in southeast Texas which connects to several pipelines.

Pipeline and Energy Services
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Dollars in millions)

Operating revenues	$68.7	$134.6	$221.8	$423.5
Operating expenses:
Purchased natural gas sold	25.7	97.6	100.0	308.3
Operation and maintenance	14.0	17.2	42.8	51.4
Depreciation, depletion and amortization	6.6	5.9	18.8	17.4
Taxes, other than income	3.0	2.9	8.9	8.5
	49.3	123.6	170.5	385.6
Operating income	19.4	11.0	51.3	37.9
Earnings	$10.6	$5.7	$27.9	$19.7

Transportation volumes (MMdk):
Montana-Dakota Utilities Co.*	10.4	8.2	28.9	23.7
Other	30.8	29.1	93.3	77.3
	41.2	37.3	122.2	101.0
Gathering volumes (MMdk)	22.7	26.8	71.3	76.2
* A public utility division of the company.

The pipeline and energy services segment reported third quarter earnings of $10.6 million, compared to $5.7 million in the third quarter of 2008. The increase reflects higher storage services revenues, increased volumes transported to storage and higher gathering rates. Also contributing to the earnings increase was lower operation and maintenance expense, including lower costs associated with the natural gas storage litigation, which was settled. Partially offsetting these increases were lower gathering volumes. Results reflect lower operating revenues, as well as lower purchased natural gas sold related to lower natural gas prices.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	An incremental expansion to the Grasslands Pipeline of 75,000 Mcf per day went into service Aug. 31. The firm capacity of the Grasslands Pipeline is at ultimate full capacity of 213,000 Mcf per day.
•	In 2009, total gathering and transportation throughput is expected to be higher than 2008 record levels.
•	The company continues to pursue expansion of facilities and services offered to customers.

Utility Resources

Electric and Natural Gas Utilities

Electric
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Dollars in millions, where applicable)
Operating revenues	$51.9	$56.0	$147.7	$154.1
Operating expenses:
Fuel and purchased power	15.2	19.6	49.1	54.0
Operation and maintenance	13.8	15.9	45.3	47.4
Depreciation, depletion and amortization	6.1	6.0	18.2	18.1
Taxes, other than income	2.2	2.2	7.0	6.6
	37.3	43.7	119.6	126.1
Operating income	14.6	12.3	28.1	28.0
Earnings	$10.1	$6.8	$18.5	$15.1

Retail sales (million kWh)	655.0	660.7	1,975.2	1,946.2
Sales for resale (million kWh)	11.7	58.8	44.1	158.7
Average cost of fuel and purchased power per kWh	$.022	$.026	$.023	$.024

Natural Gas Distribution
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Dollars in millions, where applicable)
Operating revenues	$97.4	$94.0	$744.8	$653.1
Operating expenses:
Purchased natural gas sold	55.6	55.9	529.0	475.9
Operation and maintenance	31.6	26.9	105.3	82.6
Depreciation, depletion and amortization	10.8	7.4	32.1	21.7
Taxes, other than income	7.3	4.7	41.5	30.3
	105.3	94.9	707.9	610.5
Operating income (loss)	(7.9)	(.9)	36.9	42.6
Earnings (loss)	$(9.3)	$(3.4)	$9.8	$18.5

Volumes (MMdk):
Sales	7.5	6.4	65.2	53.0
Transportation	38.2	24.9	95.6	70.0
Total throughput	45.7	31.3	160.8	123.0
Degree days (% of normal)*
Montana-Dakota	30%	70%	103%	103%
Cascade	80%	111%	105%	111%
Intermountain	103%	-	104%	-
*Degree days are a measure of the daily temperature-related demand for energy for heating. Note: Intermountain was acquired on Oct. 1, 2008.

The combined utility business reported earnings of $800,000 for the third quarter of 2009, including a normal seasonal loss at Intermountain Gas Company, which was acquired in October 2008. Earnings for the same period in 2008 were $3.4 million. Partially offsetting the decrease was lower operation and maintenance expense at existing operations, largely payroll and benefit-related costs.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
In April, the company purchased a 25 MW ownership interest in the Wygen III power generation facility which is under construction near Gillette, Wyoming. This rate based generation will replace a portion of the purchased power for the Wyoming system. The plant is expected to be online June 2010.

•
In August, Montana-Dakota Utilities Co. filed an application with the Wyoming Public Service Commission for an electric rate increase primarily to recover the costs of Wygen III. Montana-Dakota requested a total increase of $6.2 million annually or approximately 31 percent more than current rates.

•
The company plans to develop additional wind generation including a 19.5 MW wind generation facility in southwest North Dakota and a 10.5 MW expansion of the Diamond Willow wind facility near Baker, Montana. Both projects are expected to be commercial midyear 2010.

•
The company is analyzing potential projects for accommodating load growth and replacing purchased power contracts with company-owned generation, which will add to available capacity. The company anticipates owning at least 116 MW of the Big Stone II project, which is projected to be completed in early 2016, provided new partners can be added to the project. In the event the participants decide not to proceed with construction, the company is reviewing alternatives, including the construction of natural gas-fired combustion generation.

Construction Services
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In millions)
Operating revenues	$186.4	$328.5	$651.9	$960.6
Operating expenses:
Operation and maintenance	166.1	288.0	582.5	848.5
Depreciation, depletion and amortization	3.2	3.3	10.0	9.8
Taxes, other than income	5.2	9.5	21.1	31.9
	174.5	300.8	613.6	890.2
Operating income	11.9	27.7	38.3	70.4
Earnings	$7.3	$16.3	$22.9	$41.2

This segment had quarterly earnings of $7.3 million, compared to $16.3 million for the third quarter of 2008. This decrease reflects lower construction workloads, partially offset by lower general and administrative expenses, largely payroll-related.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company anticipates margins in 2009 to be comparable to 2008.
•
The company continues to focus on costs and efficiencies to enhance margins. With its highly skilled technical workforce, this group is prepared to take advantage of government stimulus spending on transmission infrastructure.

•
Work backlog as of Sept. 30 was approximately $264 million, compared to $608 million at Sept. 30, 2008 and $507 million at June 30. The backlog as of Sept. 30, 2008 through June 30, 2009 included project work for Fontainebleau Las Vegas LLC, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. As a result of the uncertainty of the Fontainebleau project outcome as it proceeds through the bankruptcy process, backlog at Sept. 30, 2009 excludes $182 million related to Fontainebleau. The Sept. 30 backlog also excludes the 214-mile MATL transmission project. In October, this project announced securing $161 million of financing. The construction services business will perform a substantial portion of the work associated with this project.

•	This business continually seeks opportunities to expand through strategic acquisitions and organic growth opportunities.

Other

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In millions)
Operating revenues	$2.7	$2.5	$8.1	$7.9
Operating expenses:
Operation and maintenance	2.3	2.5	7.5	8.0
Depreciation, depletion and amortization	.3	.3	1.0	.9
Taxes, other than income	.1	-	.2	.2
	2.7	2.8	8.7	9.1
Operating loss	-	(.3)	(.6)	(1.2)
Earnings	$1.8	$1.7	$4.9	$4.9

Use of Non-GAAP Financial Measure
Where noted in the press release, the company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data that reflect an adjustment to exclude a first quarter 2009 $384.4 million after-tax noncash charge related to a “ceiling-test” charge. The company believes that this non-GAAP financial measure is useful to investors because the item excluded is not indicative of the company’s continuing operating results. Also, the company’s management uses this non-GAAP financial measure as an indicator for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns and, as a result, may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.
•	The backlog at the company’s construction services and construction materials and contracting businesses is subject to delay or cancellation and may not be realized.
•	Actual quantities of recoverable natural gas and oil reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts.
•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	The company’s electric generation operations could be adversely impacted by global climate change initiatives to reduce greenhouse gas emissions.
•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•
The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company.

•
The value of the company’s investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•	Weather conditions can adversely affect the company’s operations and revenues and cash flows.
•	Competition is increasing in all of the company’s businesses.
•	The company could be subject to limitations on its ability to pay dividends.
•	An increase in costs related to obligations under multi-employer pension plans could have a material negative effect on the company’s results of operations and cash flows.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.

o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In millions, except per share amounts) (Unaudited)
Operating revenues	$1,107.9	$1,333.8	$3,160.0	$3,707.5
Operating expenses:
Fuel and purchased power	15.2	19.6	49.1	54.0
Purchased natural gas sold	57.6	65.6	520.5	487.3
Operation and maintenance	757.8	905.5	1,868.5	2,212.0
Depreciation, depletion and amortization	79.5	93.2	253.2	270.1
Taxes, other than income	37.5	46.6	129.3	154.7
Write-down of natural gas and oil properties	-	-	620.0	-
	947.6	1,130.5	3,440.6	3,178.1
Operating income (loss)	160.3	203.3	(280.6)	529.4
Earnings from equity method investments	2.3	1.8	6.2	5.7
Other income	2.9	.4	7.1	1.9
Interest expense	20.9	19.9	62.7	57.8
Income (loss) before income taxes	144.6	185.6	(330.0)	479.2
Income taxes	52.0	67.2	(134.1)	174.3
Net income (loss)	92.6	118.4	(195.9)	304.9
Dividends on preferred stocks	.2	.2	.5	.5
Earnings (loss) on common stock	$92.4	$118.2	$(196.4)	$304.4
Earnings (loss) per common share – basic	$.50	$.65	$(1.07)	$1.66
Earnings (loss) per common share – diluted	$.50	$.64	$(1.07)	$1.66
Dividends per common share	$.1550	$.1550	$.4650	$.4450
Weighted average common shares outstanding – basic	185.2	183.2	184.3	182.9
Weighted average common shares outstanding – diluted	185.4	184.1	184.3	183.8

Note: Nine months ended September 30, 2009 results reflect the effects of a $384.4 million after-tax noncash charge relating to the write-down of natural gas and oil properties.

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)

Other Financial Data
Book value per common share	$13.37	$15.14
Market price per common share	$20.85	$29.00
Dividend yield (indicated annual rate)	3.0%	2.1%
Price/earnings ratio*	N/A	13.4	x
Market value as a percent of book value	155.9%	191.5%
Return on average common equity*	(8.1)%	15.5%
Total assets**	$5.9	$6.3
Total equity**	$2.5	$2.8
Total debt **	$1.5	$1.6
Capitalization ratios:
Total equity	63%	64%
Total debt	37	36
	100%	100%

* Represents 12 months ended
** In billions